Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Form S-8 Registration Statement pertaining to the registration of common stock of News Corporation in connection with The Move, Inc. 2011 Incentive Plan, as amended; The Move, Inc. 2002 Stock Incentive Plan, as amended; The Move.Com, Inc. 2000 Stock Incentive Plan; The Move, Inc. 1999 Stock Incentive Plan, as amended; The iPlace, Inc. 2001 Equity Incentive Plan; and The Hessel 2000 Stock Option Plan of our reports dated August 14, 2014, with respect to the consolidated and combined financial statements and the effectiveness of internal control over financial reporting of News Corporation included in its Annual Report (Form 10-K) for the year ended June 30, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

November 17, 2014